                                                                  EXHIBIT 12.1

International Alliance Services, Inc.
Ratio of Earning to Fixed Charges



                                            December 31,         September 30,
                                       ----------------------   ---------------
                                        1994    1995    1996      1996    1997
                                       ----------------------   ---------------
Pretax Income-Continuing Operations    4,870   4,954   6,116     3,704   12,456

Interest Charges                          26      63      54         8      298
                                       ----------------------   ---------------

Ratio of Earnings to Fixed Charges     187.3    78.6   113.3     463.0     41.8
                                       ======================   ===============